Exhibit 15.3

Campbells Registered Foreign Law Firm 1301, 13/F York House, The Landmark 15 Queen’s Road Central Hong Kong
Hywin Holdings Ltd. Floor 4, Willow House Cricket Square, Grand Cayman KY1-9010 Cayman Islands	D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com

campbellslegal.com

18 October 2023	Our Ref:	18311-31074
Your Ref:

CAYMAN | BVI | HONG KONG

Dear Sirs

Hywin Holdings Ltd.

We have acted as legal advisers as to the laws of the Cayman Islands to Hywin Holdings Ltd., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year June 30, 2023 (the “Annual Report”), which will be filed with the SEC in the month of October 2023.

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into Registration Statement on Form S-8 (File No. 333-260129) filed on October 8, 2021 of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Campbells

Campbells

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands